Exhibit 21.1

Subsidiaries of Registrant

Notis Global, Inc. is a Nevada corporation. As of the year ended December 31, 2015, we operated through five wholly-owned subsidiaries:

1.	EWSD I LLC, a Delaware limited liability company, which owns property in Colorado.

2.	Prescription Vending Machines, Inc., a California corporation, d/b/a Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox™ product and provides related consulting services.

3.	Vaporfection International, Inc., a Florida corporation, which distributed our medical vaporizing products and accessories.

4.	Medicine Dispensing Systems, Inc., an Arizona corporation, is inactive.

5.	Mini-Storage Solutions, Inc., a California corporation, is inactive.

6.	Medbox Rx, Inc., a California corporation, is inactive.

7.	Medbox, Inc., a California corporation, is inactive and has the same name as the former name of the Company.

8.	Medbox Leasing, Inc., a California corporation, is inactive.

9.	Medbox Property Investments, Inc. a California corporation specializing in real property acquisitions and leases for dispensaries and cultivations centers.

10.	MJ Property Investments, Inc., a Washington corporation, which specializes in real property acquisitions and leases for dispensaries and cultivations centers in the State of Washington.

11.	Medbox Management Services, Inc., a California corporation, is inactive.

12.	Medbox Management Services, Inc., an Illinois corporation, is inactive.

13.	Medbox, CBD, Inc., a California corporation, is inactive.

14.	Medbox Merchant Services, Inc., a California corporation, is inactive.

15.	Medbox Armored Transport, Inc., a California corporation, is inactive.

16.	Medbox Investments, Inc., a California corporation, is inactive.

17.	Medbox Management Services, Inc., a Nevada corporation, is inactive.

18.	Apex Moutain View Properties, Inc., a Delaware corporation, is inactive.

19.	Medbox Technologies Ltd., a Canadian corporation, is inactive.